Exhibit 2.1

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ASSET PURCHASE AGREEMENT
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BY AND AMONG

DMCC STAFFING, LLC,

RFFG OF CLEVELAND, LLC,

THOMAS J. BEAN,

GENERAL EMPLOYMENT ENTERPRISES, INC.

AND

TRIAD PERSONNEL SERVICES, INC.

Dated as of October 29, 2010

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is by and among DMCC Staffing, LLC, an Ohio limited liability company, RFFG of Cleveland, LLC, an Ohio limited liability company (each a “Seller” and together, “Sellers”), Thomas J. Bean (“Mr. Bean”), General Employment Enterprises, Inc., an Illinois corporation (“Parent”), and Triad Personnel Services, Inc., an Illinois corporation and a wholly-owned subsidiary of Parent (“Buyer”). Sellers, Mr. Bean, Parent and Buyer shall be referred to herein each as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Sellers operate a services business from their offices in Ohio that provides labor and human resource solutions, including without limitation, provisions of temporary staffing, human resources and payroll outsourcing services, labor and employment consulting and workforce solutions (hereinafter referred to as the “Business”); and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the Purchased Assets (as defined below) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

ARTICLE 1.
DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Adverse Claim” means any claim, condition, covenant, demand, purchase right, lien, security interest, pledge, community property interest, equitable interest, option, hypothecation, right of first refusal, or charge or other right, restriction or encumbrance of any kind, including any restriction on use, transfer, receipt of income or any other attribute of ownership, other than those created in favor of Buyer under this Agreement or the other documents contemplated hereby.

“Affiliate” of a specified Person, means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software and Databases” means and includes all computer software, computer programs and electronic databases, including Internet web sites of Sellers (as such items have been updated, corrected, enhanced, replaced and modified), and all documentation related thereto.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Purchased Assets by Sellers to Buyer; and (b) Buyer’s acquisition and ownership of the Purchased Assets.

“Fair Market Value” means the last sales price reported for the shares on the applicable date as reported on the principal national securities exchange in the United States on which it is then traded (if the shares are so listed), or, if not so listed, the mean between the closing bid and asked prices of publicly traded shares in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by Parent.

“GAAP” means generally accepted United States accounting principles consistently applied.

“Governmental Body” means any: (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multinational organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indebtedness” with respect to any Person, means and includes all obligations which, in accordance with GAAP, should be classified on a balance sheet of such Person as liabilities, and in any event shall include (a) all indebtedness of such Person for (i) borrowed money or (ii) the deferred purchase price of property; (b) all obligations of such Person evidenced by notes, bonds, debentures, guarantees, reimbursement agreements, or other similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases and (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means and includes any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

“Material Adverse Effect” means a material adverse change in the financial condition, business, assets, liabilities, properties, results of operations or prospects of the Business.

“Obligation” means any debt, Liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

“Ordinary Course of Business” means in the ordinary course of the Business, consistent with past practices.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Party” and “Parties” shall have the meanings ascribed to them in the Preamble.

“Permits” shall mean all licenses, permits, certificates, registrations, authorizations and approvals of any Governmental Body.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, province, government, foreign taxing authority or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

ARTICLE 2.
SALE AND TRANSFER OF ASSETS; PURCHASE PRICE

2.1           Sale and Purchase of Assets. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to transfer, sell, convey, assign and deliver to Buyer, free and clear of all Adverse Claims, and Buyer agrees to purchase from Sellers, all right, title and interest in and to, as of the Closing (as hereinafter defined), all assets, properties and rights of Sellers comprising the Business, wherever located, set forth in Section 2.1(b) (collectively, the “Purchased Assets”); provided, however, that notwithstanding anything to the contrary herein, Buyer shall not purchase from Sellers, any assets, properties and rights that are not included among the Purchased Assets (collectively, the “Excluded Assets”).

(a)           Excluded Assets. The Excluded Assets shall include, without limitation, the following:

(i)            This Agreement. Any rights of Sellers under this Agreement (including any proceeds of this Agreement).

(ii)           Accounts Receivable. Sellers’ accounts receivable arising from the operation of the Business and services performed in connection with the Business prior to the Closing Date (as hereinafter defined) (whether or not billed prior to the Closing Date).

(iii)           Insurance Policies. Sellers’ insurance policies (including but not limited to Sellers’ employee benefit plans and workers compensation polices).

(iv)          Prepaid Deposits. Sellers’ prepaid items and deposits (including but not limited to any and all workers compensation deposits) arising out of or relating to the ownership or operation of the Business by Sellers prior to the Closing Date.

(v)           Income Tax Returns. All of Sellers’ income Tax Returns.

(vi)           Corporate Books. Sellers’ corporate and company minute books and stock ownership record books.

(vii)         Personnel Records. All of Sellers’ personnel records and other records required by law to remain in Sellers’ possession; provided, however, that Buyer shall be provided copies of all such records.

(viii)        Tax Refunds. All of Sellers’ claims for refund of taxes and other governmental charges of whatever nature.

(ix)           Bank Accounts. All bank accounts of Sellers including all funds, monies or assets of any kind contained within.

(x)            Contracts and Agreements. All contracts and agreements, whether written or oral, other than the Assumed Contracts.

(b)           Purchased Assets. The Purchased Assets shall consist of the following:

(i)            Equipment. The machinery and equipment, tools, tooling, vehicles, Computer Software and Databases, supplies, desks, chairs, tables, furniture, fixtures and all other personal property of Sellers listed on Schedule 2.1(b)(i) hereto (the “Equipment”).

(ii)           Leases. Sellers’ leasehold interests in the personal property leased by Sellers and used in the operation of the Business (the “Leases”). Sellers’ sale, transfer and assignment of the Leases and Buyer’s purchase and assumption of the Leases, shall be subject to any and all approvals, notices and consents as may be required by law or otherwise.

(iii)           Contracts. Sellers’ right, title and interest in and to the contracts and agreements of Sellers identified on Schedule 2.1(b)(iii) (such identified contracts being the “Assumed Contracts”). Sellers’ sale, transfer and assignment of the Assumed Contracts and Buyer’s purchase and assumption of the Assumed Contracts, shall be subject to any and all approvals, notices and consents as may be required by law or otherwise.

(iv)           Intellectual Property/General Intangibles. Sellers’ (a) trade name; (b) telephone numbers, telecopy numbers and email; (c) patents, patent applications and inventions and discoveries that may be patentable; (d) trademarks, service marks, trade names, fictional business names, service marks, trade dress and domain names, together with the goodwill associated therewith; (e) copyrights, including copyrights in computer software; (f) all rights in mask works; (g) confidential and proprietary information, including trade secrets, know-how, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; (h) registrations and applications for registration of the foregoing and (i) all causes of action, if any, for infringement, conversion or misuse of any of the foregoing, and all rights of recovery related thereto, including but not limited to those listed on Schedule 2.1(b)(iv) hereto (collectively, the “Intellectual Property”).

(v)           Business Records and Customer Lists. All books, records, files and papers that contain information relating, directly or indirectly, to the Business and the Purchased Assets, including without limitation, all lists of customers and clients served by Sellers and the rights to do business with the clients and customers of Sellers relating to the Business and all personnel records, including without limitation those listed on Schedule 2.1(b)(v).

(vi)           Goodwill. All goodwill of the Business.

2.2           Assumed Liabilities. Buyer shall, at the Closing, assume, and hold Sellers harmless from, only the liabilities of Sellers arising in the Ordinary Course on and after Closing under the Assumed Contracts (collectively, the “Assumed Liabilities”), except to the extent those liabilities were due prior to Closing or result from a breach of an Assumed Contract by Sellers prior to or at Closing.

2.3           Liabilities and Obligations Not Assumed. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not assume any Liabilities or Obligations of Sellers other than the Assumed Liabilities, including, without limitation, any Liabilities or Obligations for Taxes, debts, liabilities or under any benefit plan or any Liabilities or Obligations arising under the Assets Purchase Agreement, by and between Extinct Temps, Inc. (f/k/a AmeriTemps, Inc). and WTS Acquisition Corp., dated as of December 18, 2008, or any and all Liabilities or Obligations related to assessments, claims, premiums, fees or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties or additional amounts with respect to Sellers’ participation in the Ohio Bureau of Workers’ Compensation (BWC) “Retro Program”. Sellers shall retain, and shall timely and faithfully pay, perform and discharge all of its Liabilities and Obligations other than Assumed Liabilities.

2.4           Certain Required Consents. If an attempted assignment or transfer of the Assumed Contracts, the Leases, any Permits or any claim or right of any benefit arising thereunder or resulting therefrom, without the consent, approval or waiver of a third party, would constitute a breach thereof or in any way adversely affect the rights of Sellers or Buyer thereunder, unless and until any such required consent, approval or waiver has been obtained and is in full force and effect such Assumed Contract, Lease, Permit or other claim, right or benefit shall not be deemed assigned or transferred. To the extent that Buyer shall have determined to close under this Agreement prior to receipt of any consent, approval or waiver necessary to transfer the rights and benefits of any Assumed Contract, Lease or Permit to Buyer, then for six months following the Closing Date, the Parties hereto will cooperate to, and the Parties shall continue to use their best efforts to, obtain as promptly as practicable all such consents, approvals and waivers required by third parties to transfer to Buyer such Assumed Contracts, Leases or Permits in a manner that will avoid any default, conflict, or termination of rights thereunder. Pending such transfer, the Parties shall use commercially reasonable efforts to provide the benefits of such Assumed Contracts, Leases or Permits to Buyer in a manner that would as nearly as practicable reflect the purpose and intention of this Agreement.

2.5           Purchase Price and Payment.

(a)           The purchase price for the Purchased Assets shall be $4,800,000, subject to adjustment as provided in Section 2.5(c) below (the “Purchase Price”). The Purchase Price shall be payable as follows: $2,400,000 of the Purchase Price shall be payable in shares of Parent’s common stock (the “Stock Consideration”), as provided in Section 2.5(b) below, and $2,400,000 of the Purchase Price, subject to adjustment, shall be payable in cash (the “Cash Consideration”), as provided in Section 2.5(c) below.

(b)           As soon as reasonably practicable following Parent and Buyer’s receipt of Stockholder Approval and NYSE Amex Final Approval (each as hereinafter defined), as more fully described in Section 6.2, Parent shall deliver, in respect of the Stock Consideration, that number of shares of Parent’s common stock that is equal to $2,400,000 divided by the average Fair Market Value of Parent’s common stock for the 20 consecutive trading days prior to the second trading day prior to the Closing.

(c)           (i) The Cash Consideration shall be payable as follows. During the period of four years commencing on January 1, 2011 and ending on December 31, 2014 (the “Earnout Period”), Buyer shall pay to Sellers the Earnout Payment (as hereinafter defined) in respect of each of the three-, six-, nine- and twelve-month periods in each fiscal year of the Earnout Period (each, a “Test Period”) with respect to which the aggregate EBITDA (as hereinafter defined) of the Business for the relevant Test Period (the “Test Period EBITDA”) equals or exceeds the relevant EBITDA Target (as hereinafter defined) for such Test Period; provided, however, that in the event that the relevant EBITDA Target for a Test Period is not met, the Earnout Payment in respect of such Test Period shall be reduced proportionately.

(ii)           Each Earnout Payment shall be payable in three equal monthly installments on the fifteenth day of each of the three months following the end of the relevant Test Period.

(iii)           For the fiscal year ending December 31, 2011, the EBITDA Target for each Test Period shall be based on a pro rated projected $1,200,000 aggregate annual EBITDA for the Business and, therefore, for the fiscal year ending December 31, 2011, “EBTIDA Target” means $300,000 with respect to the first Test Period (i.e., January 1 through March 31, 2011), $600,000 with respect to the second Test Period (i.e., January 1 through June 30, 2011), $900,000 with respect to the third Test Period (i.e., January 1 through September 30, 2011) and $1,200,000 with respect to the fourth Test Period (i.e., January 1 through December 31, 2011). For each of the three subsequent fiscal years during the Earnout Period, the EBITDA Target for each Test Period shall be adjusted from $1,200,000, up or down, based upon the pro rata, aggregate EBITDA of the Business for the twelve-month period ending on December 31st of the most recently completed fiscal year. $1,200,000, in the case of the fiscal year ending December 31, 2011, and the aggregate EBITDA of the Business for the twelve-month period ending on December 31st of the most recently completed fiscal year, in the case of the fiscal years ending December 31, 2012, 2013 and 2014, shall each be referred to herein as an “Annual EBITDA Target”.

(iv)          With respect to each fiscal year during the Earnout Period, “Earnout Payment” means that amount, subject to downward adjustment as provided in Section 2.5(c)(i) above, obtained by dividing 50% of the Annual EBITDA Target for such fiscal year by four (4).

(v)           By way of example, if the Test Period EBITDA for the three months ending March 31, 2011 equals $500,000, then Buyer shall pay Sellers an Earnout Payment of $150,000, payable in three equal monthly installments starting on April 15, 2011. If, however, the Test Period EBITDA for the three months ending March 31, 2011 equals $200,000, then Buyer shall pay Sellers an Earnout Payment of $100,000 (($200,000 / $300,000) x $150,000) in three equal monthly installments starting on April 15, 2011. If the aggregate EBITDA for the Business for the twelve-month period ending December 31, 2011 equals $2,000,000, then the Annual EBITDA Target for the fiscal year ending December 31, 2012 shall equal $2,000,000, the EBITDA Target for the four Test Periods of the fiscal year ending December 31, 2012 shall equal $500,000 (1 x ($2,000,000 / 4), $1,000,000 (2 x ($2,000,000 / 4), $1,500,000 (3 x ($2,000,000 / 4) and $2,000,000 (4 x ($2,000,000 / 4), respectively, and each Earnout Payment during the fiscal year ending December 31, 2012 shall equal $250,000 ((50% x $2,000,000) / 4), subject to downward adjustment for failure to meet the relevant EBITDA Target in the relevant Test Period. In addition, in accordance with Section 2.5(d) below, in this example, Buyer shall also pay Sellers $800,000 ($2,000,000 - $1,200,000), payable $400,000 in cash and $400,000 in stock, as described below.

(d)           At the end of each fiscal year during the Earnout Period, if the aggregate EBITDA of the Business for the 12-month period then ended is greater than the Annual EBITDA Target for such year, then Buyer shall pay to Sellers the amount of such excess, 50% in cash (the “Additional Cash Consideration”) and 50% in shares of Parent’s common stock (the “Additional Stock Consideration”). The number of shares to be issued to Sellers in respect of the Additional Stock Consideration shall be determined by dividing the total dollar amount of the Additional Stock Consideration by the average Fair Market Value of Parent’s common stock for the 20 consecutive trading days prior to the last day of the relevant fiscal year. Any issuance of Additional Stock Consideration shall be subject to stockholder approval and the approval of the principal national securities exchange in the United States on which Parent’s common stock is then traded (if the shares are so listed), if necessary, as determined by Parent in its sole discretion. To the extent that Parent determines that obtaining any such approvals is not reasonably practicable or if such approvals are not obtained, then Parent shall issue the amount of the Additional Stock Consideration to Sellers in cash.

2.6           EBITDA. (a)(i) For purposes hereof, “EBITDA” shall mean the Business’s earnings, including Management Fees (as defined in the Management Agreement) paid to Buyer under the Management Agreement (as hereinafter defined), before (A) state, federal and local income taxes, (B) cumulative effect of accounting changes, (C) extraordinary items, (D) amortization expense, (E) depreciation expense, and (F) acquisition related costs, each determined consistent with the Business’s accounting practices prior to the Closing.

(ii)            The EBITDA calculation will not include as a Business expense, (a) an interest factor on advances from Buyer or its Affiliates; (b) management and corporate overhead allocations to Buyer from Parent; (c) additional operating costs incurred by Buyer in connection with, or as a result of, the financing of Buyer’s purchase of the Purchased Assets, by way of example and not limitation, additional insurance expenses for increased coverage on assets or on the life of Buyer personnel or (d) costs incurred by Buyer, nor the net income or net loss realized by Buyer, as a result of new business activities of Buyer (i.e., the sale of services which were not offered by Sellers prior to the Closing) unless Sellers agree the EBITDA calculation shall, and then it shall, include both such costs, income and loss.

(iii)           The EBITDA calculation will include as a Business expense (a) any interest charges or program fees with respect to the financing of Buyer’s account receivables; and (b) items that represent costs incurred, directly or indirectly, by Buyer which are reasonably intended to enhance the Business’s EBITDA during the Earnout Period.

(b)           Buyer shall deliver a statement (the “EBITDA Statement”) (i) within 30 days following the end of each fiscal year during the Earnout Period showing the aggregate EBITDA of the Business for the twelve-month period ending December 31st of the most recently completed fiscal year and (ii) within 60 days following the conclusion of the Earnout Period showing the aggregate EBITDA of the Business for the Earnout Period. Sellers shall, at their request, be provided access to the information reasonably required to evaluate the EBITDA Statement. If Sellers do not object in writing to the EBITDA Statement within thirty (30) days of said EBITDA Statement’s submission to it, such EBITDA Statement shall be deemed to be accepted. If Sellers object to any item on the EBITDA Statement and Buyer and Sellers cannot resolve any such objection within twenty (20) days following receipt of notice of such objection, the dispute shall be referred to the independent accountants of Buyer and Sellers. In such case, the cost of the services of Sellers’ accounting firm shall be borne by Sellers and the cost of the services of Buyer’s accounting firm shall be borne by Buyer. If such accountants cannot agree as to the proper resolution of the objection within twenty (20) days after such referral, it shall be referred to a third accounting firm acceptable to Sellers and Buyer, which firm shall render a binding determination of the disputed items. If Sellers and Buyer cannot agree on an acceptable accounting firm, Buyer shall designate three such accounting firms (none of which is the accountant for either Buyer, Parent or Sellers) to Sellers and Sellers shall select the accounting firm from the three (3) listed (or one thereafter from the three (3) listed if the prior choice declines to serve). The accounting firm so designated shall, if possible, render its binding determination of the disputed items within forty-five (45) days after the dispute has been referred to it. Buyer and Sellers shall cooperate fully with such accounting firm in furnishing all necessary information. The cost of the services of such accounting firm shall be borne equally by Sellers and Buyer.

(c)           Buyer shall deliver to Sellers interim EBITDA Statements not later than January 15 of each year during the Earnout Period, in give Sellers reasonable access to Buyer’s and Parent’s books and records and accounting personnel to confirm such interim EBITDA Statements.

2.7           Conduct of Business. Parent and Buyer shall exercise commercially reasonable efforts to maximize the Business’s EBITDA through the Earnout Period.

2.8           Transfer Taxes. Sellers shall pay all sales, use, transfer or recording Taxes levied in connection with the transfer of the Purchased Assets.

2.9           Purchase Price Allocation. The Purchase Price (including, for this purpose, Assumed Liabilities, if any) shall be allocated among the Purchased Assets as specified in a schedule to be prepared and delivered by Buyer to Sellers within 180 days after the Closing Date. Such allocation shall be mutually agreed upon between Buyer and Sellers, and be prepared in accordance with section 1060 of the Code and the regulations implementing that section, as reasonably determined by Buyer. Each of Buyer and Sellers agrees to complete IRS Form 8594 consistently with such allocation and, if requested by the other Party hereto, to furnish such Party with a copy of such form prepared in draft form no less than 45 days prior to the filing due date of such form. Neither Buyer nor Sellers shall file any Tax Return or take a position with any taxing authority or in connection with any Tax-related action or audit that is inconsistent with this Section 2.9.

ARTICLE 3.
CLOSING

3.1           Time and Place. The closing of the Contemplated Transactions (the “Closing”) will take place at 10:00 a.m. at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY, 10022, on a date to be specified by the parties, which shall be not later than the second business day after the satisfaction or, if permissible, waiver of the conditions set forth in this Article 3 (other than those that by their terms are to be satisfied or waived at the Closing) (the “Closing Date”), or at such other time and place or at such other date, time and place as may be mutually agreed upon in writing by the Parties hereto.

3.2           Conditions to the Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following conditions. Sellers shall have delivered to Buyer:

Consents. Written consents or approvals in the form and substance satisfactory to Buyer of each person or entity whose consent or approval is required to consummate the Contemplated Transactions.

Title Certificates. Title documents for all Purchased Assets constituting vehicles or otherwise where applicable and all keys, pass cards or other access devices for vehicles, leased real estate and, as applicable, any Equipment.

Registration Rights Agreement. A registration rights agreement dated the Closing Date (the “Registration Rights Agreement”) and duly executed by Sellers, substantially in the form attached hereto as Exhibit A.

Intellectual Property Assignment. Such instruments and documents as Buyer or Buyer’s counsel may reasonably request for the conveyance, assignment or transfer to Buyer of the Intellectual Property that forms part of the Purchased Assets.

Management and Services Agreement. A management and services agreement dated the Closing Date (the “Management Agreement”) for the management of the businesses of certain of Sellers’ and Mr. Bean’s Affiliates duly executed by such Affiliates.

Capital TempsFund/Wells Fargo. Evidence satisfactory to Buyer of the release of the security interest held by Capital TempsFund and/or Wells Fargo in the Purchased Assets.

Additional Documents. All such further instruments and documents as Buyer or Buyer’s counsel may reasonably request for the more effective conveyance, assignment or transfer to Buyer of any of the Purchased Assets and the transactions contemplated hereby.

3.3           Conditions to the Obligations of Sellers. The obligations of Sellers and Mr. Bean to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following conditions. Buyer shall have delivered to Sellers:

Registration Rights Agreement. The Registration Rights Agreement dated the Closing Date and duly executed by Buyer and Parent.

Additional Documents. All such further instruments and documents as Sellers or Sellers’ counsel may reasonably request for the more effective consummation of the transactions contemplated hereby.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer and Parent to enter into this Agreement and to consummate the Contemplated Transactions, Sellers and Mr. Bean hereby represent and warrant to Buyer and Parent, as of the date hereof and as of the Closing Date, as follows:

4.1           Organization and Qualification; Due Authorization; Subsidiaries. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Sellers do not conduct business outside the State of Ohio and, therefore, Sellers are not required to be qualified and in good standing to do business in any jurisdiction other than the State of Ohio. Each Seller has the requisite company power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on the Business as it is now being conducted. Each Seller has the full power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other documents contemplated hereby to which each Seller is a party and the performance and consummation of the transactions contemplated hereby and thereby by Sellers have been duly authorized by all necessary corporate actions on the part of Sellers. Upon execution and delivery by Sellers of this Agreement and the other documents contemplated hereby to which Sellers are a party and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, each of this Agreement and the other documents contemplated hereby will constitute valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Sellers do not have any subsidiaries.

4.2           No Violation; Consents and Approvals. Neither the execution and delivery by each Seller of this Agreement or the other documents contemplated hereby to which it is a party nor the consummation of the Contemplated Transactions nor compliance by it with any of the provisions hereof or thereof: (a) conflict with or result in a violation of (i) the Organizational Documents of such Seller or (ii) any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation binding upon such Seller in connection with the Business or the Purchased Assets in any material respect, or (b) except as set forth in Schedule 4.2 hereto, (A) require consent under, violate, conflict with, or result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration, or result in the creation or imposition of any Adverse Claim on the Purchased Assets under, any note, bond, mortgage, indenture, deed of trust, contract, commitment, arrangement, license, agreement, lease or other instrument or obligation to which such Seller is a party or by which such Seller may be bound or to which any of the Purchased Assets may be subject or affected, or (B) require any Permit, consent, order or approval of, or registration, declaration or filings with, any Governmental Body.

4.3           Financial Statements; Undisclosed Liabilities; Absence of Certain Changes.

(a)           Each Seller has delivered to Buyer, as Schedule 4.3, (a) the RFFG, LLC consolidated balance sheet as of December 31, 2009 and September 30, 2010 (the balance sheets as of September 30, 2010 are collectively referred to herein as the “Balance Sheet” and September 30, 2010 is referred to herein as the “Balance Sheet Date”) and the RFFG, LLC profit and loss statements for the twelve-month period from January 1, 2009 through December 31, 2009 and the nine-month period from January 1, 2010 through September 30, 2010 (all such financial statements and any notes thereto are hereinafter collectively referred to as the “Financial Statements”).

(b)           Except as set forth in Schedule 4.3, the Financial Statements: (i) present fairly in all material respects the financial position of RFFG, LLC, which includes the Business, as of the dates thereof and the results of operations of RFFG, LLC, which includes the Business, for the periods covered thereby; (ii) are consistent in all material respects with the books and records of RFFG, LLC, which includes the Business; and (iii) have been prepared in accordance with GAAP throughout the periods indicated (except as may be indicated therein), except that any interim Financial Statements are subject to normal and recurring year-end adjustments, none of which is expected to be material individually or in the aggregate.

(c)           Except as set forth in Schedule 4.3, Sellers have no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) liabilities reflected on the Balance Sheet, or (ii) liabilities incurred subsequent to the Balance Sheet Date in the Ordinary Course of Business. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) that will not be adequately provided for in the Balance Sheet as required by said Statement No. 5.

(d)           Except as set forth in Schedule 4.3 or as otherwise contemplated by this Agreement, there has not occurred any Material Adverse Effect and since December 31, 2009, Sellers have conducted the Business in the Ordinary Course of Business.

4.4           Title to Assets; Leased Personal Property.

(a)           Sellers are the sole owners of the Purchased Assets. Except as set forth on Schedule 4.4(a), Sellers have good and valid title to all the Purchased Assets, free and clear of all Adverse Claims except those related to the Assumed Liabilities, and at the Closing will convey good and valid title to all of such Purchased Assets to Buyer, free and clear of all Adverse Claims. Except as set forth on Schedule 4.4(a) hereto: (i) the Purchased Assets constitute all of the assets which are required to carry on the Business as presently conducted and (ii) without limiting the foregoing, none of the Excluded Assets are used in or needed for operation of the Business as presently conducted.

(b)           Schedule 4.4(b) hereto sets forth a list of every lease agreement to which any Seller is a party relating to any item of Equipment which (i) entails payments of not less than $12,000 per annum or (ii) is otherwise material to the Business (“Equipment Leases”). Except as set forth on Schedule 4.4(b), each Seller has good and valid title, free and clear of all Adverse Claims to its leasehold interest in all items of personal property subject to the Equipment Leases except those claims related to the Assumed Liabilities. Each Seller has made available to Buyer a complete and accurate copy of each Equipment Lease, including all amendments and exhibits thereto. No Seller has received any written notice of any event of default under any of the Equipment Leases. All personal property leased pursuant to the Equipment Leases is in all material respects in the condition required of such property by the terms of the Equipment Lease applicable thereto.

4.5           Intellectual Property.

(a)           Schedule 4.5(a) hereto sets forth all of the Intellectual Property owned by or licensed to or by Sellers. The Intellectual Property set forth on Schedule 4.5(a) hereto, constitutes all of the Intellectual Property which is used in the conduct of the Business as presently conducted. Except as set forth in Schedule 4.5(a), (i) with respect to any Intellectual Property owned by Sellers (as opposed to Intellectual Property of which a Seller is a licensee), Each Seller has all right, title and interest to all Intellectual Property owned by it, without any conflict known to such Seller with the rights of others, (ii) no Person other than Sellers have the right to use the Intellectual Property owned by Sellers, and (iii) Sellers have the valid right to use, pursuant to a license, sublicense or other agreement, any Intellectual Property used in the Business that is owned by a party other than Sellers.

(b)           Except as set forth on Schedule 4.5(b) hereto, Sellers own or license or otherwise have the full right to use, free from any Adverse Claims, and without payment to any other party, the Intellectual Property, and the consummation of the Contemplated Transactions hereby will not alter or impair such rights (other than that all such rights will be assigned to Buyer).

4.6           Litigation. Except as set forth in Schedule 4.6 hereto, there is no private or governmental claim, action, lawsuit, or proceeding pending, nor, to the knowledge of Sellers, threatened against or affecting Sellers relating to the Purchased Assets, the Business or the Contemplated Transactions or the other documents contemplated hereby, at law, in equity or otherwise, in, before, or by any Governmental Body that could result in a Material Adverse Effect. Except as set forth in Schedule 4.6 hereto, there is no judgment, order, injunction, decision, award or decree of any Governmental Body applicable to the Business or the Purchased Assets.

4.7           Taxes. Except as set forth on Schedule 4.7, there are no Adverse Claims for Taxes upon any of the Purchased Assets and there are no audits or other proceedings or investigations by any Governmental Body, or of any position taken on a Tax Return of Sellers, which could reasonably be expected to give rise to an Adverse Claims with respect to any of the Purchased Assets and/or the Business. All Tax Returns relating to the Business required to be filed by Sellers have been filed with the appropriate Governmental Bodies in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are accurate; all Taxes relating to the Business whether or not shown on a Tax Return have been fully paid.

4.8           Contracts. Except for the Assumed Contracts or as set forth on Schedule 4.8(a) hereto, no Seller is a party to or bound by any agreement, contract, arrangement, lease, license, understanding, commitment or instrument, whether oral or written, that is material to the Business or the Purchased Assets. Each of the Assumed Contracts, including the Leases, is valid, binding and in full force and effect, enforceable by Sellers in accordance with its terms, and there has not been any cancellation or, to the knowledge of Sellers, threatened cancellation of any such Assumed Contract or Leases, nor any pending or, to the knowledge of Sellers, threatened material disputes thereunder. Except as set forth in Schedule 4.8(b) hereto, Sellers have paid all payments and sums due and payable under each applicable Assumed Contract and Lease to which it is a party and has performed any obligations required to be performed by it to date under such Assumed Contract and Lease and is not in breach or default thereunder and, to the knowledge of Sellers, no other party to any of the Assumed Contracts and Leases is in breach or default thereunder.

4.9           Compliance With Laws, Permits, Licenses, etc. Sellers are in compliance with all Legal Requirements in connection with the Purchased Assets and the Business. No written communication, whether from a Governmental Body, citizens group, employee or otherwise, has been received by Sellers and, to the knowledge of Sellers, investigation or review is pending or threatened by any Governmental Body with respect to (i) any alleged violation by Sellers of any Permit, law, ordinance, regulation, requirement or order of any Governmental Body (including, without limitation, any applicable health, sanitation, fire, safety, zoning or building permit law, ordinance, regulation, requirement or order) relating to the operations conducted by Sellers in connection with the Business or (ii) any alleged failure to have all Permits required in connection with the operations conducted by Sellers in connection with the Business. Schedule 4.9 lists the material Permits required in connection with the operation of the Business as it is now being operated and conducted by Sellers. Sellers hold all Permits necessary to operate or conduct the Business, and all Permits held by Sellers are valid, effective and in good standing as of the date hereof, except where the non-validity or non-effectiveness of the same could not reasonably be expected to have a Material Adverse Effect.

4.10         Brokers. No Person is or will become entitled to receive any brokerage or finder’s fee, financial advisory fee or other similar payment in connection with the transactions contemplated by this Agreement by virtue of having been engaged by or acted on behalf of any Sellers.

4.11         Employees. Set forth on Schedule 4.11(a) hereto is a list of all employees of Sellers and the Business as of the date hereof and their respective (i) employer, (ii) position and (iii) salary. Set forth on Schedule 4.11(b) hereto is a list of each employment, severance, retention or similar agreement or contract as of the date hereof, individually or collectively, with employees of Sellers or the Business.

4.12         Real Estate. Except for as set forth on Schedule 4.12, Sellers neither own nor lease any real estate used in the Business.

4.13         Insurance. Schedule 4.13 hereto contains a list of the currently effective insurance policies of Sellers with respect to the Business or Purchased Assets.

4.14         Labor Matters. Sellers have never been a party to any collective bargaining agreement, and, with respect to the Business (a) Sellers are in compliance in all respects with all federal, state, foreign or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and are not engaged in any unfair labor practices; (b) no unfair labor practice complaint or other labor-related claim or charge against either Sellers is pending before the National Labor Relations Board or any other federal, state or local agencies; (c) there has been no labor strike, dispute, slowdown or stoppage in the past three years, nor is any such event pending or threatened against or involving either Seller; (d) there are no union organization efforts presently being made involving either Seller or any of their respective employees; (e) there are no material controversies or grievances pending or threatened between either Seller and any of their respective employees, former employees or organization representing either; (f) neither Seller has experienced any material labor difficulty during the last three years; and (g) no collective bargaining agreement is currently being negotiated by either Seller. There has not been and there will not be any material adverse change in relations with employees of either Seller engaged in the Business as a result of any announcement or consummation of the Contemplated Transactions. None of the employees of either Seller engaged in the Business is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or agency, which materially conflicts with Sellers’ Business as presently or proposed to be conducted. No key employee of either Seller engaged in the Business has notified such Seller he or she is planning to terminate his or her employment.

4.15         Employee Benefit Plans. Schedule 4.15 sets forth a true and complete list of the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained, sponsored or contributed to by a Seller or any entity that would be deemed a “single employer” with either Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code, and all material bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, post-retirement or post-termination health or welfare benefit, severance, welfare, medical, life, vacation, sickness, change in control, death benefit and other similar fringe and employee benefit plans, programs, policies and arrangements, and all employment and consulting agreements, in each case for the benefit of, or relating to, any employee or former employee of either Seller (including their beneficiaries) (collectively, the “Seller Employee Plans”). For purposes of the preceding sentence, “material” means any program, plan, benefit, policy or arrangement involving either more than five (5) persons or aggregate liability in excess of $250,000. Except as set forth in Schedule 4.15 and except as would not have an Material Adverse Effect, with respect to any of the Seller Employee Plans, (i) each Seller Employee Plan (other than a Multiemployer Plan(as hereinafter defined)) intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or, pursuant to Revenue Proceeding 2005-16, may rely upon an opinion or advisory letter; (ii) no such Seller Employee Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA that is subject to Sections 4063 and 4064 of ERISA (a “Multiple Employer Plan”), and no withdrawal liability exists with respect to any Multiemployer Plan or Multiple Employer Plan; (iii) there has been no “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, involving the assets of any of the Seller Employee Plans; (iv) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code and Section 302 of ERISA) has been incurred, and no excise or other Taxes have been incurred or are due and owing by Sellers with respect to any of the Seller Employee Plans because of any failure to comply with the minimum funding standards of the Code and ERISA; (v) no private or governmental action, suit, proceeding, litigation, arbitration or investigation has been instituted or is threatened against or with respect to any Seller Employee Plan (other than routine claims for benefits and appeals of such claims); (vi) each Seller Employee Plan (other than a Multiemployer Plan) complies and has been maintained and operated in accordance with its terms and applicable Legal Requirements, including, without limitation, ERISA and the Code; (vii) no Seller Employee Plan (other than a Multiemployer Plan) is under audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Body; (viii) except as required by Section 4980B(f) of the Code, no Seller Employee Plan provides medical, death or welfare benefits (whether or not insured) with respect to current or former employees of either Seller beyond their retirement or other termination of employment; and (ix) the consummation of the Contemplated Transactions (either alone or in conjunction with any other event) will not entitle any current or former employee of either Seller to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise) or increase the amount of compensation due to any employee of either Seller. Notwithstanding the foregoing, the representations and warranties contained in this Section 4.15 (other than the representations and warranties contained in subsections (ii), (iii) and (viii)) are qualified such that to the extent that any such representation or warranty applies to a Seller Employee Plan that is a Multiemployer Plan, such representation or warranty shall be deemed to be to the knowledge of Sellers.

4.16         Purchased Assets. As to each Seller, the Purchased Assets do not constitute substantially all of the properties of such Seller within the meaning of Section 368(a)(1)(C) of the Code.

4.17         Representations True and Correct. Neither the Financial Statements, this Agreement nor the other documents contemplated hereby nor any certificate or other information or document furnished or to be furnished by Sellers to Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading. There is no fact known to either Seller which materially and adversely affects the Purchased Assets, the Business or its properties or assets, which has not been set forth in this Agreement, the Financial Statements, any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the Contemplated Transactions, Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

5.1           Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Illinois.

5.2           Authority; No Conflict.

(a)           Buyer has the full power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other documents contemplated hereby to which Buyer is a party and the performance and consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized by all necessary corporate actions on the part of Buyer. Upon execution and delivery by Buyer of this Agreement and the other documents contemplated hereby to which Buyer is a party and, subject to the due authorization, execution and delivery of such agreements by the other parties thereto, each of this Agreement and the other documents contemplated hereby will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: any provision of Buyer’s Organizational Documents; any resolution adopted by the board of directors or the stockholders of Buyer; any Legal Requirement or order to which Buyer may be subject; or any contract to which Buyer is a party or by which Buyer may be bound.

5.3           Consents. Except for the consent of Crestmark Bank and such consents as may be obtained prior to Closing, Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.4           Certain Proceedings. As of the date hereof, there is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s knowledge, no such proceeding has been threatened as of the date hereof.

5.5           Brokers or Finders. Buyer and its officers and agents have incurred no liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.6           SEC Reports. Parent’s reports (and financial statements included therein) filed with the SEC (“SEC Reports”) from January 1, 2010 through the date hereof (the “Reporting Period”) are accurate in all material respects and comply in all material respects with the SEC’s information reporting requirements with respect to such reports. Parent has filed all SEC Reports due during the Reporting Period. There has been no material adverse change in Parent’s financial condition, business or prospects since the filing of its most recent Form 10-Q, other than such changes due to circumstances affecting the staffing and human resources services industry generally. The financial statements contained in the SEC Reports fairly present the consolidated financial condition and results of operations of Parent as at and for the periods therein specified in accordance with GAAP, all as more particularly set forth in such financial statements and the notes thereto. The SEC Reports do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.7           Issuance of Shares. The shares of Parent’s common stock anticipated to be issued to Sellers under Section 2.5(b) hereof, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof, will not be subject to preemptive rights or other similar rights of shareholders of Parent, and will not impose personal liability on the holders thereof.

ARTICLE 6.
COVENANTS

6.1           Covenant Not to Compete. From and after Closing, each Seller and Mr. Bean covenants and agrees as follows:

(a)           Each of the Sellers and Mr. Bean hereby acknowledges that it is familiar with the Business and the trade secrets and with other confidential information related to the Business. Each of the Sellers and Mr. Bean acknowledges and agrees that Parent and Buyer would be irreparably damaged if either of the Sellers, Mr. Bean or any of their respective Affiliates, were to provide services to or otherwise participate in the business of any Person competing with the Business in a similar business (other than as contemplated by the Management Agreement) and that any such competition by either of the Sellers and/or Mr. Bean would result in a significant loss of goodwill by Parent and Buyer. Each of the Sellers and Mr. Bean further acknowledges and agrees that the covenants and agreements set forth in this Section 6.1 were good and sufficient consideration for each of the Sellers and Mr. Bean and were a material inducement to Parent and Buyer to enter into this Agreement and to perform their respective obligations hereunder, and that Parent and Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if either of the Sellers and/or Mr. Bean breached the provisions of this Section 6.1. Therefore, each of the Sellers and Mr. Bean agrees, in further consideration of the Purchased Assets and the goodwill of the Business sold by Sellers and Mr. Bean, that during the five (5) year period after the Closing Date (the “Restricted Period”), each of the Seller and Mr. Bean shall not (and shall cause their respective Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an owner, officer, director, manager, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere where the Business is presently conducted or presently proposed to be conducted in any business engaged directly or indirectly relating to the Business or the business engaged in by Buyer; other than as contemplated by the Management Agreement. Each of the Sellers and Mr. Bean acknowledges that the geographic restrictions and time periods, as well as all other restrictions and covenants contained in Section 6.1 are reasonable and necessary, and supported by good and valuable consideration, to protect the goodwill of Buyer’s business and the Business being sold by Sellers and Mr. Bean pursuant to this Agreement.

(b)           Until an employee has been separated from employment by Buyer (or its Affiliate) for at least one year, each of the Sellers and Mr. Bean agrees that it shall not (and shall cause its Affiliates not to) directly, or indirectly through another Person during the two (2) year period after the Closing Date, (i) induce or attempt to induce any employee of the Business, or any of their Affiliates to leave the employ of the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between the Business, Buyer or any of their Affiliates and any employee thereof, (ii) hire any person who was an employee of the Business, Buyer or any of their Affiliates at any time during the twelve-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Parties so as to avoid any disputes under this Section 6.1 that any such hiring within such twelve-month period is in violation of clause (i) above).

(c)           Each of the Sellers and Mr. Bean agrees that it shall not (and shall cause its Affiliates not to) directly, or indirectly through another Person during the Restricted Period, call on, solicit or service any client, customer, supplier, licensee, licensor or other business relation of Buyer, the Business, or any of their Affiliates (including any Person that was a client, customer, supplier or other potential business relation of Buyer, the Business, or any of their Affiliates at any time during the twelve month period immediately prior to such call, solicit or service), induce or attempt to induce such Person to cease doing business with the Business, Buyer or any of their Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Business, Buyer or any of their Affiliates (including making any negative statements or communications about the Business, Buyer or any of their Affiliates). After the Closing, neither Mr. Bean nor either of the Sellers shall make any negative statements or communications about Parent or Buyer, the Business, the Purchased Assets or any of their Affiliates’ businesses.

(d)           If, at the time of enforcement of the covenants contained in this Section 6.1 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each of the Sellers and Mr. Bean has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business, Buyer’s business and the substantial investment in the Business made by Parent and Buyer hereunder.

(e)           If either of the Sellers, Mr. Bean or any of their respective Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Parent and Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent and Buyer at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Business and Parent and Buyer and that money damages would not provide an adequate remedy to Buyer and that a bond of no more than $250 is sufficient to any action by Parent and Buyer for temporary or injunctive relief; and (ii) the right and remedy to require either or both of the Sellers and/or Mr. Bean to account for and pay over to Parent and Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(f)           In the event of any breach or violation by a Seller and/or Mr. Bean of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

(g)           Nothing contained in this Agreement shall prohibit either of the Sellers or Mr. Bean, from (i) collecting any receivables of Sellers arising from the operation of the Business prior to the Closing, or (ii) winding down the business of Sellers (other than the Business and the Purchased Assets).

6.2           Increase in Authorized Common Stock; Stockholder Approval, Additional Listing Application and Issuance of Shares. Parent covenants and agrees as follows:

(a)           As promptly as possible following the Closing, Parent agrees to submit the issuance of the shares representing the Stock Consideration to a vote of its stockholders, (i) as required by Section 712 of the NYSE Amex Stock Exchange Company Guide and (ii) to approve an amendment to its Articles of Incorporation to increase the number of shares of its common stock authorized for issuance in order to have authorized but unissued shares of common stock equal to at least 100% of the aggregate number of shares of common stock issuable to Sellers under Section 2.5(b) hereof.

(b)           If Parent receives the required approval of its stockholders for the issuance of the shares representing the Stock Consideration (the “Stockholder Approval”), then, as promptly as possible following such Stockholder Approval, Parent agrees to prepare and submit to the NYSE Amex Stock Exchange, an additional listing application for the shares of Parent’s common stock representing the Stock Consideration (the “Additional Listing Application”).

(c)           If the Additional Listing Application receives final approval from the NYSE Amex Stock Exchange (“NYSE Amex Final Approval”), then, in accordance with Section 2.5(b), Parent shall issue or cause to be issued to Sellers, the shares of Parent’s common stock representing the Stock Consideration.

6.3           Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including without limitation, furnishing any information necessary for the submission of the Additional Listing Application and any subsequent additional listing applications to the NYSE Amex Stock Exchange or the principal national securities exchange in the United States on which Parent’s shares of common stock is then traded.

6.4           Employees of the Business. Buyer shall have no obligation to hire any employee of either Seller. Any employee of a Seller who accepts an offer of employment from Buyer shall become an employee of Buyer on the date such person reports to work for Buyer.

6.5           Final Payroll. Sellers shall pay the amount of salaries, wages and benefits earned through the Closing Date by each of their respective employees who may become an employee of Buyer on the Closing Date on such Seller’s next regularly scheduled pay date for that employee.

6.6           Stock Consideration.

(a)           The Stock Consideration shall be subject to the Registration Rights Agreement. Sellers acknowledge that such Stock Consideration shall be issued to Sellers pursuant to applicable exemptions from registration requirements under the Securities Act and applicable exemptions from the securities qualification requirements of state law. Sellers acknowledge that the Stock Consideration may not be resold or transferred unless an exemption from such registration and qualification requirements is available. Sellers further understand and acknowledge that the Stock Consideration may not be resold pursuant to Rule 144, as promulgated by the Securities and Exchange Commission under the Securities Act, unless all of the conditions of such Rule 144 are met. Notwithstanding the foregoing, each Seller agrees not to effect any transfer or resale of the Stock Consideration unless and until such Seller shall have notified Parent of the proposed disposition of such shares and provided a written summary of the terms and conditions of the proposed disposition and such Seller shall have provided Parent with written assurances, in form and substance reasonably satisfactory Parent, that the proposed disposition does not require registration of such shares under the Securities Act or qualification under state securities laws of any applicable state, or all appropriate action necessary for compliance with the registration requirements of the Securities Act or of any exemption from registration under the Securities Act, and of qualification under applicable state law or exemption therefrom, has been taken.

(b)           Sellers further acknowledge that Parent shall not be required to transfer on its books any of the Stock Consideration that has been sold or transferred in violation of the provisions of this Agreement or treat as the owner of any such Stock Consideration, or otherwise to accord voting or dividend rights, to any transferee to whom any of such Stock Consideration has been transferred in violation of this Agreement.

6.7           Use of Name. As promptly as possible following the Closing, Sellers shall file all documents and take all actions necessary to enable Buyer to utilize the mark “AmeriTemps” and as a dba, assumed name, trade name or otherwise with respect to the operations of the Business. After the Closing Date, neither Sellers nor any of their respective Affiliates (except as expressly provided in the Management Agreement), shall transact business as, or use in the conduct of its businesses or otherwise, the name used by it as of the date hereof, AmeriTemps, DMCC Staffing, RFFG of Cleveland, or any other similar name. From and after the Closing, each Seller covenants and agrees not to and to cause their respective Affiliates not to use (except as expressly provided in the Management Agreement) or otherwise employ the trade name, corporate name, dba or similar Intellectual Property rights utilized by Sellers in the conduct of the Business prior to the Closing, which rights are included in the Purchased Assets purchased hereunder.

6.8           Collection of Post-Closing Receivables. To the extent that either of the Sellers or any of their respective Affiliates shall receive any payment, collection and proceeds in respect of any post-Closing accounts receivable, Sellers or their respective Affiliates, as the case may be, shall be deemed to have received such payments, collections or proceeds in trust for Buyer and shall immediately transfer and return to, or in accordance with the written direction of, Buyer, at such account or other place as Buyer may so instruct, and in the form received (subject to endorsement where appropriate).

6.9           Conduct of the Business Pending the Closing. Between the date of this Agreement and the Closing Date, except as specifically required by another provision of this Agreement, Sellers and Mr. Bean shall, and shall cause their Affiliates to, (i) conduct the Business in, and not take any action except in, the Ordinary Course of Business; and (ii) use reasonable best efforts to preserve substantially intact the business organization of the Sellers and the Affiliates, to keep available the services of the current officers, employees and consultants of the Business, and to preserve, in all material respects, the current relationships of the Business with customers, franchisees, licensees, suppliers and other persons with which Sellers and its Affiliates have business relations.

ARTICLE 7.
INDEMNIFICATION

7.1           Sellers’ Indemnity. Each of the Sellers and Mr. Bean agree to indemnify, defend and hold Buyer (and Buyer’s officers, representatives, directors, employees, successors, Affiliates and permitted assigns) harmless from and against any and all loss, Liability, obligation, claim, demand, lawsuit, action, assessment, damage (including punitive, exemplary, consequential, lost profits and business interruption), or expenses whatsoever (including interest, penalties, fines, attorneys’ fees and expenses (including those incurred to enforce rights to indemnification hereunder, and consultant’s fees and other costs of defense or investigation), and interest on amounts payable as a result of any of the foregoing (“Damages”) which may be asserted against, imposed upon or incurred by any of them by reason of, resulting from, or in connection (directly or indirectly) with the following:

(i)            any inaccuracy in or breach of any representation or warranty of Sellers or Mr. Bean contained in or made pursuant to this Agreement, provided, however, that the determination of whether such an inaccuracy or breach has occurred will disregard (I) materiality qualifiers (including those relating to yielding a “Material Adverse Effect”), (II) knowledge qualifiers (other than those involving knowledge of contemplated or threatened acts or omissions of third parties) and (III) time limitations that limit disclosure in any representation and warranty to acts or omissions or facts or circumstances after a specified date.

(ii)           any breach of any covenant or agreement contained in, made, or to be performed by Sellers pursuant to this Agreement.

(iii)           the operation of the Business prior to the Closing Date (including but not limited to Damages arising by reason of (A) goods and services provided and sold by Sellers prior to the Closing Date; (B) acts or omissions of Sellers and their employees occurring prior to the Closing Date; and (C) Damages arising with respect to the litigation disclosed in Schedule 4.6); and

(iv)           the Assets Purchase Agreement, by and between Extinct Temps, Inc. (f/k/a AmeriTemps, Inc). and WTS Acquisition Corp., dated as of December 18, 2008.

7.2           Buyer’s Indemnity. Buyer agrees to indemnify, defend and hold Sellers harmless from and against any and all losses, liabilities, damages, costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Sellers to the extent arising from or attributable to: (a) the breach of any representation or warranty of Buyer contained in this Agreement; (b) any breach of any covenant or agreement of Buyer contained in this Agreement; and (c) the operation of the Business after the Closing Date (including but not limited to those arising by reason of (A) goods and services provided and sold by Buyer after the Closing Date; and (B) acts or omissions of Buyer and its employees occurring after the Closing Date).

7.3           Right of Set Off. Buyer may, but shall not be obligated to, deduct the amount of any Damages from any Cash Consideration, Additional Cash Consideration or Additional Stock Consideration that may be due Sellers under Section 2.5.

7.4           Survival. All representations and warranties of any Party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, but shall be extinguished and be of no further force or effect five (5) years after the Closing Date.

7.5           Procedure for Indemnification.

(a)           Promptly after receipt by an indemnified party of notice of the commencement of any proceeding against it by a third party, such indemnified party will, if a claim is to be made against any indemnifying party with respect to such action, give notice to the indemnifying party of the commencement of such claim.

(b)           The indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the indemnified party in connection with the defense of such proceeding. In connection with any indemnification, the indemnified party will cooperate with all reasonable requests of the indemnifying party. A claim for indemnification for any matter not involving a third party claim may be asserted by prompt written notice to the party from whom indemnification is sought, subject to any limitations contained in this Article 7.

(c)           The indemnifying party shall have 10 days to object to any notice of claim or loss made by an indemnified party. If the indemnifying party objects to such notice of claim or loss, or fails to respond in such time period, the Parties shall endeavor in good faith to settle the dispute through negotiation. If the dispute cannot be resolved through negotiation, or another mutually agreeable dispute resolution mechanism, either of the Parties has the right to request non-binding mediation. If mediation fails to resolve the dispute, the Parties agree to submit the matter in dispute to binding arbitration. Written notice of the intent to submit a matter to arbitration shall be given by the party requesting the same. The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or, if the Parties so agree, the relevant rules of another arbitration entity or organization agreed upon by the Parties. In any case, regardless of any rules of the selected arbitration organization to the contrary, only one (1) arbitrator shall be used to decide the outcome of the arbitration. Such arbitration shall be held in the State of Florida, or if the Parties agree upon another location, that other location. The arbitrator shall prepare and serve a written decision which shall state the bases of the award and include detailed findings of fact and conclusions of law and designating the party against whom the decision is rendered. The award may be vacated, modified or corrected based upon any grounds referred to in the Federal Arbitration Act, where the arbitrators’ findings of fact are not supported by substantial evidence, or where the arbitrators’ conclusions of law are erroneous. The costs of the arbitration shall be shared equally by the Parties, provided that the fees, costs, and expenses of the prevailing party (as reasonably determined by the arbitrator(s)), including arbitrators’ and reasonable attorney fees incurred in connection with any such arbitration, shall be paid by the losing party in the event the arbitrator(s) determine the proceeding was brought or defended in bad faith by the losing party. The costs and expenses of the prevailing party in collecting any such award shall be paid by the non-prevailing party.

ARTICLE 8.
GENERAL PROVISIONS

8.1           Notices. Notices and other communications required by this Agreement will be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, by certified or registered mail, postage prepaid, with return receipt requested or by facsimile. All notices will be addressed as follows:

If to Sellers and/or Mr. Bean:

RFFG, LLC
5025 West Lemon Street
Suite 200
Tampa, Florida 33609
Telephone: (813) 637-2140
Facsimile: (813) 637-2222

Attention: Thomas Bean

If to Buyer and/or Parent:

General Employment Enterprises, Inc.
One Tower Lane, Suite 2200
Oakbrook Terrace, Illinois 60181
Telephone: (630) 954-0400
Facsimile: (630) 954-0595
Attention: General Counsel

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
Attention: Robert H. Friedman, Esq.

or such address as shall be furnished by such notice to the other Parties or to such other addresses as may be designated by a proper notice. Notices will be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, upon three (3) days following the date of mailing if sent by certified mail or upon electronically verified transmission, if such delivery is by facsimile, provided that any such facsimile transmittal is confirmed by sending, within twenty-four (24) hours, a copy of such transmittal by overnight delivery service.

8.2           Confidentiality. The Parties will maintain in confidence, and will cause their respective officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing in connection with or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request.

8.3           Binding Agreement; Assignment. This Agreement and the right of the Parties hereunder shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs, estates and legal representatives. This Agreement shall not be assigned by any Party without the express written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, provided that Buyer may assign its purchase rights to an Affiliate without consent of Sellers or Mr. Bean, whereupon such Affiliate shall be “Buyer” for all purposes hereunder.

8.4           Entire Agreement; Amendment. This Agreement, and the Exhibits and Schedules attached hereto, constitute the entire Agreement and understanding among the Parties hereto and supersedes and revokes any prior agreement or understanding relating to the subject matter of this Agreement. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon the other Party unless reduced to writing and signed by both Parties.

8.5           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Receipt of faxed or scanned and emailed signature pages shall have the same legal effect as the receipt of original signature pages.

8.6           Expenses. The Parties hereto will each pay their own attorneys’ and accountant fees, expenses and disbursements in connection with the negotiation and preparation of this Agreement and the other Contemplated Transactions and, unless otherwise set forth in this Agreement, all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement and the other Contemplated Transactions.

8.7           Further Assurances. Upon reasonable request from time to time, the Parties hereto will deliver and/or execute such further instruments as are necessary or appropriate to the consummation of the Contemplated Transactions.

8.8           Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include the other genders, all as the meaning in the context of this Agreement shall require. Nothing in this Agreement shall be construed against the draftsperson solely on the basis of drafting alone, given that both Parties fully reviewed and negotiated this Agreement with their counsel. The captions used in this Agreement are inserted for convenience only and shall not constitute a part hereof.

8.9           Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are by this reference incorporated herein and made an essential part hereof.

8.10         Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of laws principles thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. The Parties hereto hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the County of New York, State of New York, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such state or federal court. The Parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

8.11         No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer upon or give any Person except the Parties hereto and their respective successors and assigns any remedy, claim, Liability, reimbursement, cause of action or other right under or by reason of this Agreement.

8.12         Time of Essence. Time is of the essence for this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

SELLERS:

DMCC STAFFING, LLC

By:	/s/ Thomas J. Bean
Name: Thomas J. Bean
Title: Manager

RFFG OF CLEVELAND, LLC

By:	/s/ Thomas J. Bean
Name: Thomas J. Bean
Title: Manager

BUYER:

TRIAD PERSONNEL SERVICES, INC.

By:	Salvatore J. Zizza
Name:
Title:

PARENT:

GENERAL EMPLOYMENT
ENTERPRISES, INC.

By:	Salvatore J. Zizza
Name:
Title:

/s/ Thomas Bean
THOMAS BEAN

Exhibit A
Registration Rights Agreement

A-1